State of Delaware
Secretary of State
Division of Corporations
Delivered 10:56 AM 01/22/2026
FILED 10:56 AM 01/22/2026
SR 20260251317 - File Number 6328365

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF FIRST BREACH INC.

The undersigned hereby certifies that:

ONE: The date of filing the original Certificate of Incorporation of First Breach Inc., a Delaware corporation, with the Secretary of State of the State of Delaware was October 22, 2021.

TWO: The Certificate of Incorporation of First Breach Inc. is hereby amended and restated in its entirety to read as follows:

ARTICLE ONE

The name of the corporation is First Breach Inc. (the "**Corporation**").

ARTICLE TWO

The address of the Corporation's registered office in the State of Delaware is 300 Creek View Road, Suite 209, in the City of Newark, County of New Castle, State of Delaware, 19711. The name of its registered agent at such address is Universal Registered Agents, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which Corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares which the Corporation shall have authority to issue is Five Hundred One Million (501,000,000) shares of capital stock, consisting of (i) Five Hundred Million (500,000,000) shares of common stock (the "**Common Stock**") having par value $0.0001 per share, and (ii) One Million (1,000,000) shares of preferred stock (the "**Preferred Stock**") having par value $0.0001 per share.

The Preferred Stock may be issued without stockholder approval in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, conversion rights, cumulative, relative, participating, optional, and other rights, and the qualification, limitations or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors of the Corporation (the "**Board of Directors**").

Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; *provided, however,* that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series of Preferred Stock are entitled, either separately or together with the holders of one or more other such affected classes or series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware.

Upon liquidation, dissolution, distribution of assets or other winding up of the Corporation, the holders of Common Stock are entitled to receive ratably the assets available for distribution to the holders after payment of liabilities and the liquidation preference of any of the Corporation's outstanding shares of Preferred Stock.

The shares of Common Stock have no preemptive or preferential right to acquire any of the Corporation's shares or securities, including shares or securities held in the Corporation's treasury. All outstanding shares of the Common Stock are fully paid and non-assessable.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the by-laws of the Corporation. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a

director. Any repeal or modification of this Article Eight shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE ELEVEN

Each person who was or is a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or who is or was serving at the request of the Corporation as a director, manager, officer, trustee, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans (an "indemnitee"), whether the basis of the proceeding is alleged action in an official capacity as a director, manager, officer, trustee, employee or agent or in any other capacity while serving as a director, manager, officer, trustee, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same now or may hereafter exist (but, in the case of any change, only to the extent that such change authorizes the Corporation to provide broader indemnification rights than the law permitted the Corporation to provide prior to such change) against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the indemnitee in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person, only if the proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article Eleven shall not be exclusive of any other right which any indemnitee may have or hereafter acquire under any statute, certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise. In any suit brought by the indemnitee to enforce a right to indemnification hereunder or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses,

under this Article Eleven or otherwise shall be on the Corporation. Any amendment, modification or repeal of any provision of this Article Eleven, whether by the stockholders or Board of Directors, shall not adversely affect any right or protection of an indemnitee in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE TWELVE

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are also employees of the Corporation. No amendment or repeal of this Article Twelve shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

ARTICLE THIRTEEN

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Corporation's certificate of incorporation or by-laws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

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IN WITNESS WHEREOF, First Breach Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer on January 22, 2026.

/s/ Jeffrey Low

Jeffrey Low, Chief Executive Officer